UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

August 1, 2020

Date of Report

(Date of earliest event reported)

MONRO, INC.

(Exact name of registrant as specified in its charter)

New York	0-19357	16-0838627
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

200 Holleder Parkway, Rochester, New York 14615

(Address of principal executive offices, including Zip Code)

(585) 647-6400

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of Each Class	Trading Symbol(s)	Name of Each Exchange on Which Registered
Common Stock, par value $.01 per share	MNRO	NASDAQ

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Resignation of President, Chief Executive Officer and Director

On August 1, 2020, Brett T. Ponton resigned as President and Chief Executive Officer of Monro, Inc. (the “Company”), effective as of August 19, 2020. In connection therewith, Mr. Ponton also tendered his resignation as a member of the Board of Directors of the Company (the “Board”), effective as of August 5, 2020.

Election of Interim Chief Executive Officer

On August 5, 2020, the Board elected Robert E. Mellor as interim Chief Executive Officer of the Company, effective as of August 19, 2020 until the Board elects a permanent President and Chief Executive Officer of the Company.

Mr. Mellor, 76, has served as Chairman of the Board since June 2017 and as a member of the Board since April 2010. He was Chairman of the board of directors and Chief Executive Officer of Building Materials Holding Corporation, a leading provider of building materials and construction services to professional home builders and contractors, from March 1997 until January 2010, where he had also served as a director since 1991. He was previously of counsel with the law firm of Gibson, Dunn & Crutcher LLP, from 1990 through February 1997. Mr. Mellor also serves as Non-Executive Chairman of the board of directors of Coeur Mining, Inc.

Mr. Mellor has also served as Chair of the Nominating and Corporate Governance Committee of the Board and a member of the Audit, Compensation, and Executive Committees of the Board. While serving as interim Chief Executive Officer, Mr. Mellor will serve as Executive Chairman of the Board and will continue to serve as a member of the Executive Committee. Effective as of August 18, 2020, he will resign from the Nominating and Corporate Governance, Audit, and Compensation Committees.

There are no family relationships between Mr. Mellor and any director or executive officer of the Company, and he does not have any direct or indirect material interest in any transaction required to be disclosed pursuant to Item 404(a) of Regulation S-K.

The details of Mr. Mellor’s compensation as interim Chief Executive Officer have not been determined as of the date hereof. The Company will file an amendment to this Form 8-K to report any material plan, contract or arrangement to which Mr. Mellor is a party that is entered into in connection with his appointment as interim Chief Executive Officer.

Election of New Class 1 Director

On August 5, 2020, the Board, upon recommendation of the Nominating and Corporate Governance Committee, elected Leah C. Johnson to the Board as a Class 1 Director, effective immediately, to fill the current vacancy on the Company’s Board. Ms. Johnson will serve until her successor has been elected and qualified at the 2020 Annual Meeting of Shareholders.

Ms. Johnson, 57, brings extensive knowledge and experience in corporate strategy and communications, public affairs and marketing to the Board. She has served as Chief Communications and Marketing Officer of Lincoln Center for the Performing Arts, an internationally renowned performing arts institution, since July 2019. She was previously Chief Executive Officer of LCJ Solutions, LLC, a strategic communications consulting firm that she founded in 2009, until July 2019. Before that, Ms. Johnson served as Senior Vice President, Global Corporate Affairs at Citigroup, Inc. from 1999 to 2008 and Vice President of Corporate Communications at S&P Global Ratings (previously, Standard & Poor’s) from 1997 to 1999. Ms. Johnson serves on the board of directors of Pluralsight, Inc. (Nasdaq: PS). She has been appointed by Mayor Bill de Blasio to the board of trustees of The Trust for Cultural Resources of the City of New York. She is a founding trustee of Pollyanna, Inc. and a trustee of the Museum of the City of New York and a trustee of New York Public Radio. She is a mentor with W.O.M.E.N. In America. Ms. Johnson holds a B.A. from Harvard University.

Ms. Johnson was determined by the Board to be independent within the meaning of the NASDAQ director independence standards. As a non-employee member of the Board, Ms. Johnson is entitled to the director compensation disclosed in the Company’s Proxy Statement filed on July 8, 2020. There are no arrangements or understandings between Ms. Johnson and any other person pursuant to which she was selected to serve on the Board. There are no transactions in which the Company is a party and in which Ms. Johnson has a material interest subject to disclosure under Item 404(a) of Regulation S-K.

A copy of the press release announcing the aforementioned leadership changes and the election of the new director is furnished herewith as Exhibit 99.1.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits

The following exhibits are furnished as part of this Report:

Exhibit No.	Description

99.1	Press Release, dated August 6, 2020

104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MONRO, INC. (Registrant)
Dated: August 6, 2020	By:	/s/ Maureen E. Mulholland
Maureen E. Mulholland,
Senior Vice President – General Counsel and Secretary

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